Exhibit 10.49

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

NUTRICAP LABS, LLC,

VITACAP LABS, LLC,

CANYON MARKETING V, LLC,

CANYON MARKETING II, INC.,

CANYON MARKETING III, LLC

and

TCC CM Subco I, Inc.

dated as of

February 4, 2015

i

ii

iii

Section 10.09	Amendment and Modification; Waiver	60

Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	60

Section 10.11	Specific Performance	61

Section 10.12	Counterparts	61

Section 10.13	Effectiveness	61

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 4, 2015 and effective as of the Option Exercise Date (as defined herein), is entered into by and among NUTRICAP LABS, LLC, a New York limited liability company (“Nutricap”), VITACAP LABS, LLC, a New York limited liability company (“Vitacap” and with Nutricap, each being a “Seller” and together, the “Sellers”), CANYON MARKETING V, LLC, a Delaware limited liability company (“Canyon V”), CANYON MARKETING II, INC., a New York corporation, (“Canyon II”), CANYON MARKETING III, LLC, a Delaware limited liability company (“Canyon III”, and together with Canyon II and Canyon V, the “Members”) and TCC CM SUBCO I, INC., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the business of providing contract manufacturing services for health and wellness companies engaged in selling vitamins, minerals, and dietary supplements products, including custom formulas and private label products, and related label design, packaging and order fulfillment services for Customers of such contract manufacturing services (collectively, the “Business”);

WHEREAS, (a) Canyon V is the sole member of Nutricap and (b) Canyon II and Canyon III are the sole members of Vitacap, and in each case, such Members will derive substantial benefits, financial and otherwise, from the transactions contemplated by this Agreement;

WHEREAS, Sellers, Members and Buyer have entered into an Amended and Restated Call Option Agreement, dated as of December 20, 2014 (as amended from time to time, the “Call Option Agreement”) pursuant to which Buyer has an option (the “Call Option”) to purchase the Purchased Assets (as defined herein) in accordance with the terms set forth in this Agreement and the Call Option Agreement; and

WHEREAS, subject to Buyer’s exercise of the Call Option, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase from Sellers, the Purchased Assets, free and clear of any liabilities of Sellers, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, charge, action, hearing, cause of action, demand, lawsuit, arbitration, complaint, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation, whether at law or in equity, or otherwise, in each case, by or before any Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of the Members, Sellers nor Jonathan Greenhut shall be deemed an Affiliate of New Vitality Transaction Holdings, Inc. (or any successor thereof).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer Stock” means the common stock, par value $.0001 per share, of Buyer.

“Buyer’s Accountants” means Tanner LLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and other agreements and commitments, in each case to the extent constituting legally binding arrangements, whether written or oral.

“Customers” means any Person that (i) has purchased products from any of Sellers during the three year period preceding the Closing Date and (ii) seeks to purchase products from, or enter into any arrangement or agreement for the provision of dietary supplement contract manufacturing services by, any of the Sellers at any time during the Transition Period.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers pursuant to this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, or other similar encumbrance.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation or infraction, or other written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver or exemption required or issued under or authorized by any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

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“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers, Members, HH and the Escrow Agent, to be executed and delivered at the Closing in the form of Exhibit A hereto.

“Escrow Amount” means the sum of Nine Hundred Thousand Dollars ($900,000.00) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HH” means 2014 Huntington Holdings, LLC, a Delaware limited liability company.

“Initial Disclosure Date” means September 13, 2014.

“Intellectual Property Rights” means all worldwide intellectual property rights, and the goodwill associated therewith, including, without limitation, patents, trademarks, service marks, logos, copyrights, and registrations and applications therefor, trade names, Internet domain names, telephone numbers, web addresses, websites (and the contents thereof), accounts with Twitter, Facebook and other social media companies and the content found thereunder and related thereto (in each case, excluding the social media accounts owned by Jonathan Greenhut), product specifications, formulas, formularies, know-how, trade secrets, computer software, and awards, in each case, which is owned or licensed by a Seller, and all rights to any Actions of any nature available to or being pursued by a Seller to the extent related to the foregoing whether accruing before, on or after the date hereof.

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“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Richard H. Neuwirth, F. Peter Brechter, and Mark Jaggi.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Jonathan Greenhut, Michael Scagluso and Vincent Tricarico.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means the license agreement between Nutricap and TCC CM Subco II, Inc., to be executed and delivered at the Closing in the form of Exhibit F hereto.

“Licensed Intellectual Property” means the Sellers’ Intellectual Property Assets licensed to the Buyer pursuant to the License Agreement.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, Taxes, fees, charges, assessments, costs or expenses of whatever kind, including (a)(i) reasonable attorneys’ fees and expenses (including expenses of investigation, court costs, and reasonable fees and expenses of accountants and other experts), and (ii) the cost of enforcing any right to indemnification hereunder, in each case, subject to Section 8.04(f) but excluding (b)(i) lost profits and other consequential damages, and (ii) special, indirect, exemplary and punitive damages.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or the ownership and use of the Purchased Assets, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include the effect of any event, occurrence, fact, condition or change resulting from or relating to: (i) applicable economic or market conditions, including as related to the industry in which the Business operates, (ii) the announcement of the transactions contemplated by this Agreement, (iii) (A) the execution of, compliance with the terms of, or the taking of any action required by this Agreement or (B) the consummation of the transactions contemplated by this Agreement, (iv) any change in GAAP or any change in applicable Laws or the interpretation thereof, (v) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (vi) general financial or capital market conditions, including interest rates or market prices, or changes therein, or (vii) the failure of the Business to meet its internal projections for a period ending on or after the date of this Agreement (it being understood the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred).

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“Option Exercise Date” means the Call Exercise Date (as defined in the Call Option Agreement).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of August 1, 2014, by and between Buyer and HH.

“Sellers’ Accountants” means Shapiro, Goldstein Moses & Arturo, LLP.

“Senior Debt” means all indebtedness under that certain Loan and Security Agreement, dated as of October 23, 2012, between Nutricap and TD Bank, N.A.

“Tax” and “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means North America.

“Transaction Documents” means this Agreement, the Call Option Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement, the First Promissory Note, the Second Promissory Note and the other agreements, instruments and documents required to be delivered at the Closing.

“VitaCap” means VitaCap Labs, LLC, a New York limited liability company.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

The following terms are defined in the following Sections of, or other locations in, this Agreement:

Term	Section/Location
Accounts Receivable	Section 2.02(a)
Acquisition Proposal	Section 6.03(a)
Additional Financing	Section 6.18(a)
Agreement	Preamble
Assigned Books & Records	Section 2.02(c)
Assigned Contracts	Section 2.02(b)
Assigned IP	Section 2.02(d)
Assignment and Assumption Agreement	Section 3.02(a)(iii)
Assumed Liabilities	Section 2.03
Audited Financial Statements	Section 4.04
Balance Sheet	Section 4.04
Balance Sheet Date	Section 4.04
Basket	Section 8.04(a)
Benefit Plan	Section 4.19
Bill of Sale	Section 3.02(a)
Business	Recitals
Buyer	Preamble
Buyer Closing Certificate	Section 7.03(g)
Buyer Indemnitees	Section 8.02

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Buyer’s Secretary Certificate	Section 7.03(i)
Call Option	Recitals
Call Option Agreement	Recitals
Cap	Section 8.04(c)
Cash Consideration	Section 2.05(a)
Closing	Section 3.01
Closing Date	Section 3.01
Complete Representation	Section 7.02(a)
Customer Labels	Section 2.01(c)
Direct Claim	Section 8.05(c)
Excluded Assets	Section 2.02
Excluded Books and Records	Section 2.02(j)
Excluded Contracts	Section 2.02(m)
Excluded Liabilities	Section 2.04
FIRPTA Certificate	Section 7.02(j)
First Promissory Note	Section 3.02(b)(vi)
Incomplete Representation	Section 7.02(a)
Indemnified Party	Section 8.05
Indemnifying Party	Section 8.05
Insurance Policies	Section 4.15
Interim Balance Sheet	Section 4.04
Interim Balance Sheet Date	Section 4.04
Interim Financial Statements	Section 6.04(d)
Inventory	Section 2.02(c)
Material Contracts	Section 4.07(a)
Material Customers	Section 4.14(a)
Material Suppliers	Section 4.14(b)
Members	Preamble
Multiemployer Plan	Section 4.19(c)
Non-Compete Period	Section 6.07
Non-Novation Event	Section 6.14(a)
Non-Solicitation Period	Section 6.07
Non-Transferable Deposit	Section 2.06
Novation Contract	Section 6.14(a)
Permitted Encumbrances	Section 4.08
Prohibited Names	Section 6.14
Purchase Price	Section 2.05(a)
Purchase Price Allocation	Section 2.07
Purchased Assets	Section 2.01
Qualified Benefit Plan	Section 4.19(c)
Second Promissory Note	Section 3.02(b)(vii)

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Seller	Preamble
Seller Benefit Plan	Section 4.19(a)
Sellers’ Closing Certificate	Section 6.20(a)
Seller Indemnitees	Section 8.03
Senior Debt Repayment	Section 2.05(b)
Tangible Personal Property	Section 2.02(e)
Transferred Employees	Section 6.05(a)
Transition Failure Event	Section 6.05(g)
Transition Services Agreement	Section 3.02(a)(i)
Third Party Claim	Section 8.05(b)
Union	Section 4.20(b)

ARTICLE II

Purchase and Sale

Section 2.01         Purchase and Sale of Assets. Subject to the exercise by Buyer of the Call Option, and subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances all of Sellers’ right, title and interest in, to and under all of Sellers’ assets, properties and rights specified below, whether real, personal or mixed, tangible or intangible, and whether owned, leased, licensed or otherwise held by Sellers, wherever located, and expressly excluding the Excluded Assets (collectively, the “Purchased Assets”):

(a)          all Customer relationships (including all goodwill related specifically to such Customer relationships);

(b)          (i) the right to enter into Novation Contracts (as defined in Section 6.14(a)) in accordance with Section 6.14(a) and (ii) all formulas or similar manufacturing specifications relating to products and services provided to Customers, to the extent Sellers own or have a right to acquire such formulas or specifications;

(c)          all labels for goods supplied to Customers that have not yet been affixed to finished goods and that do not reference any Seller on the label, whether directly or by UPC code (“Customer Labels”), but in all cases subject to the receipt of consent to the transfer of such Customer Labels pursuant hereto from Customers who own a right to such Customer Labels;

(d)          originals, or where not available, copies, of all books of account, ledgers, Customer lists, Customer purchasing histories, price lists, distribution lists, supplier lists, Customer sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), as the same may be necessary to enable Buyer to perform contract manufacturing services for the acquired Customers after the Closing Date, including without limitation pursuant to any Novation Contract, and as have been identified as such by Buyer, but excluding in all events the Excluded Books and Records (“Assigned Books and Records”); and

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Section 2.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any asset of Sellers that is not specifically identified as a Purchased Asset under Section 2.01, including, without limitation, the following assets (collectively, the “Excluded Assets”):

(a)          all accounts or notes receivable held by Sellers and the proceeds thereof, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)          all Contracts, including Contracts relating to Intellectual Property Rights (the “Excluded Contracts”);

(c)          all inventory (finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including items held by Sellers on behalf of Customers, such as warehoused products, excluding Customer Labels) (“Inventory”);

(d)          subject to the terms of the License Agreement, all Intellectual Property Assets;

(e)          all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)          all Permits, including Environmental Permits (if any), which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed in Section 4.18(b) and Section 4.22 of the Disclosure Schedules;

(g)          all rights to any Actions of any nature available to or being pursued by Sellers whether arising by way of counterclaim or otherwise;

(h)          all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) (“Prepaid Expenses”);

(i)           all of Sellers’ rights under warranties, indemnities and all similar rights against third parties;

(j)           all books and records, including general, financial and accounting records, machinery and equipment maintenance files, production data, quality control records and procedures, research and development files, records and data (including all correspondence with any Governmental Authority), strategic plans, internal financial statements, marketing and promotional surveys, material and research, and files relating to the Intellectual Property Assets and the Contracts relating to Intellectual Property Rights, but excluding the Assigned Books and Records (the “Excluded Books and Records”);

(k)          all goodwill and the going concern value of the Business;

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(l)           Sellers’ cash, cash equivalents and bank accounts and Customer deposits;

(m)         any current assets not specified elsewhere;

(n)          the corporate seals, organizational documents, minute books, stock books, Tax Returns and other records having to do with the corporate organization of Sellers;

(o)          all Seller Benefit Plans and assets attributable thereto;

(p)          all accounting records (including records related to Taxes) and internal reports relating to the business activities of Sellers that are not Purchased Assets;

(q)          any interest in or right to any refund of Taxes that relate to Pre-Closing Tax Periods;

(r)          any insurance policies and rights, claims or causes of action thereunder;

(s)          and

(t)           the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.03         Assumed Liabilities. Subject to the exercise by Buyer of the Call Option, and subject the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)          all Liabilities to the extent arising out of or relating to the ownership or use of the Purchased Assets by Buyer, including, without limitation, all Liabilities arising under Novation Contracts, in each case after the Closing Date, and including all Liabilities in respect of Customer deposits existing on the Closing Date (“Customer Deposits”), excluding such Liabilities that are Excluded Liabilities;

(b)          all Liabilities for Taxes related to the Purchased Assets for the Post-Closing Tax Period; and

(a)          all Liabilities for Buyer’s share of Taxes pursuant to Section 6.13.

For the avoidance of doubt, disclosure by Seller of any particular Liabilities or any particular facts or circumstances in the Disclosure Schedules shall not mean that such Liabilities or facts or circumstances are Assumed Liabilities, it being expressly understood that Assumed Liabilities shall be limited to those items described in this Section 2.03.

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Section 2.04         Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers, or any Affiliates of Sellers, of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall pay and satisfy concurrently with the Closing the Excluded Liabilities forth on Exhibit B hereto. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, without limitation, the following Liabilities of Sellers:

(a)          any Liabilities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others, except as set forth in Section 10.01;

(b)          any Liability for Taxes with respect to the operations of Sellers during the Pre-Closing Tax Period or the Post-Closing Tax Period, except as set forth in Section 2.03(b);

(a)          any Liabilities relating to or arising out of the Excluded Assets;

(b)          any Liabilities relating to any accounts payable of Sellers, including any Liabilities associated with the Inventory or other current or long term liabilities of Sellers;

(c)          any Liabilities in respect of any Action, arising out of or relating to facts or circumstances existing on or prior to the Closing Date, regardless of when such Action arises, including (i) any product Liability or similar claim for injury to a Person; or (ii) any recall of any products manufactured for or sold by Sellers;

(d)          any Liabilities of Sellers arising under or in connection with Seller Benefit Plans;

(e)          any Environmental Claims, or Liabilities under Environmental Laws, arising out of or relating to facts or circumstances existing on or prior to the Closing Date;

(f)          any Liabilities of Sellers which are not Assumed Liabilities;

(g)          any Liabilities to indemnify, reimburse or advance amounts to any current or former member, officer, director, employee, agent or Affiliate of Sellers or Members with respect to the Pre-Closing period, except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(h)          any Liabilities under the Excluded Contracts or other Contracts which are not validly and effectively assigned to Buyer pursuant to this Agreement or the underlying Contracts of any Novation Contract;

(i)           any Liabilities of Sellers to any current or former Members, employees, officers, directors, retirees, independent contractors or consultants of Sellers or Members, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(j)           any Liabilities associated with debt, loans or credit facilities of Sellers owing to financial institutions; and

(k)          any Liabilities to the Persons disclosed in Section 4.23 of the Disclosure Schedules.

Section 2.05         Purchase Price.

(a)          The aggregate consideration for the Purchased Assets shall be (collectively, the “Purchase Price”): (i) Eight Million Dollars ($8,000,000.00), in cash, reduced dollar for dollar by the amount of Customer Deposits (as so adjusted, the “Cash Consideration”); plus (ii) the assumption of the Assumed Liabilities; plus (iii) the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) to be paid by delivery of the First Promissory Note (as defined herein); plus (iv) the sum of One Million Four Hundred Seventy-Eight Thousand Dollars ($1,478,000) to be paid by delivery of the Second Promissory Note (as defined herein). Customer Deposits shall be addressed as provided in Section 2.06 below.

(b)          On the Closing Date, Buyer shall pay to Sellers an aggregate amount equal to the Cash Consideration less any Senior Debt, if any, required to be paid at Closing in accordance with the payoff letter delivered by the lender of such Senior Debt, in form and substance reasonably satisfactory to Buyer (the “Senior Debt Repayment”). Buyer shall (I) deliver the Cash Consideration, less the Senior Debt Repayment, if any, by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer and (II) deliver the Senior Debt Repayment, if any, by wire transfer of immediately available funds to the accounts designated in writing by the payee thereof.

Section 2.06         Customer Deposits. From and after the Closing, Buyer will be responsible for all liabilities associated with Customer Deposits. Buyer shall promptly, and in no event later than thirty days following the Closing Date, contact each Customer for which there is a Customer Deposit that does not relate to a purchase order or supply order as of the Closing Date to request that such Customer enter into an agreement to acknowledge and consent to the assignment of all liabilities in respect of such Customer Deposit to Buyer. If such Customer does not deliver such an acknowledgement and consent to Buyer within a reasonable period of time following such request (the underlying Customer Deposit in such a situation, a “Non-Transferable Deposit”), Buyer shall provide written notice thereof to Seller. In the event that any Customer Deposit pertains to order for which there is a Non-Novation Event (as defined herein) or Non-Transferable Deposit, upon receipt of documentation evidencing the fulfillment by a Seller of the order applicable to such Non-Novation Event or the return of all or any portion of such Non-Transferable Deposit to the applicable Customer, Buyer shall promptly (i.e., no later than five (5) Business Days following receipt of such documentation) pay the appropriate Seller an amount equal to the Customer Deposit underlying the order fulfilled in respect of such Non-Novation Event or returned amount of such Non-Transferable Deposit, as applicable. In connection with the foregoing, Sellers shall deliver to Buyer on or before the Closing a schedule setting forth the amount of each Customer Deposit, identifying with particularity the customer and, where applicable, the specific order to which such Customer Deposit relates.

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Section 2.07         Allocation of Purchase Price. Sellers and Buyer shall jointly prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets (the “Purchase Price Allocation”) consistent with the principles contained in Section 2.07 of the Disclosure Schedules and in accordance with Section 1060 of the Code, which Purchase Price Allocation shall be binding upon Buyer and Sellers, and shall be prepared within thirty (30) days after Closing. Buyer and Sellers shall file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the Purchase Price Allocation and shall report, act and file all other Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation. Buyer and Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other may reasonably request in preparing such allocation. Buyer and Sellers shall not take any position on their respective income tax returns that is inconsistent with such allocation.

Section 2.08         Third Party Consents. To the extent that Sellers’ rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible following the Closing, at Sellers’ cost and expense. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then Sellers and Buyer shall cooperate in any lawful and commercially reasonable arrangement, as Sellers and Buyer shall agree, under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer. Sellers shall promptly pay Buyer when received all monies received by Sellers under such Purchased Asset or any claim or right or any benefit arising thereunder. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02 hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

Closing

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the Call Option Agreement and the satisfaction or waiver of all of the conditions to the Closing set forth in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018, at 12:00 pm, EST time, on the second Business Day after the Option Exercise Date, or at such other time, date or place as Sellers and Buyer may mutually agree upon. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

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Section 3.02         Closing Deliverables.

(a)          At the Closing, Sellers shall deliver to Buyer (unless delivered previously) the following:

(i)          a transition services agreement in the form of Exhibit C hereto (the “Transition Services Agreement”) duly executed by Sellers;

(ii)         a bill of sale in the form of Exhibit D hereto (the “Bill of Sale”) duly executed by Sellers, transferring Sellers’ Purchased Assets to Buyer;

(iii)        an Assignment and Assumption Agreement in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”) duly executed by Sellers effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities of Seller;

(iv)        the License Agreement, duly executed by Sellers;

(v)         the Escrow Agreement, duly executed by Sellers;

(vi)        the Sellers’ Closing Certificate;

(vii)       the Sellers’ Officer Certificate;

(viii)      a payoff letter in respect of the Senior Debt, in form and substance reasonably acceptable to the Buyer, and documentation regarding the release of all Encumbrances and security granted or entered in connection therewith;

(ix)         the FIRPTA Certificate (as defined herein); and

(x)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)          At the Closing, Buyer shall deliver to Sellers the following:

(i)          the Purchase Price (in accordance with Section 2.05);

(ii)         the Transition Services Agreement duly executed by Buyer;

(iii)        the Assignment and Assumption Agreement duly executed by Buyer;

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(iv)        the License Agreement duly executed by Buyer;

(v)         the Escrow Agreement duly executed by Buyer and Escrow Agent;

(vi)        a promissory note, in the principal amount of $2,500,000.00, in the form of Exhibit G hereto (the “First Promissory Note”) duly executed by Buyer;

(vii)       a promissory note, in the principal amount of $1,478,000.00, in the form of Exhibit H hereto (the “Second Promissory Note”) duly executed by Buyer;

(viii)      the Buyer Closing Certificate; and

(ix)         the Buyer’s Secretary Certificate.

ARTICLE IV

Representations and warranties of SellerS AND MEMBERS

Sellers and Members jointly and severally make the following representations and warranties to Buyer, effective as of the Initial Disclosure Date. Exceptions to any representation or warranty may be made in the corresponding sections of the Disclosure Schedule:

Section 4.01         Organization and Qualification of Seller. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York and has full limited liability company power and authority to own, operate and lease the properties and assets now owned, operated and leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Sellers are licensed or qualified to do business, and Sellers are each duly licensed or qualified to do business and are each in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except for those jurisdictions where a Seller’s failure to be licensed or qualified would not have a Material Adverse Effect.

Section 4.02         Authority.

(a)          Each Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which it is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and Member, and constitutes a legal, valid and binding obligation of such Seller or Member enforceable against such Seller or Member in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each other Transaction Document to which a Seller or Member is or will be a party has been duly executed and delivered by such Seller or Member, such Transaction Document will constitute a legal and binding obligation of such Seller or Member, enforceable against it or him in accordance with its terms, subject to (in each case), applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

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(b)          The Persons listed in Section 4.02(b)(i) of the Disclosure Schedules own all of the issued and outstanding equity interests of Sellers and/or Members, respectively, in the percentages shown thereon, and (ii) except as set forth in Section 4.02(b)(ii) of the Disclosure Schedules, no Person owns any options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any equity interest in any Seller or Member.

Section 4.03         No Conflicts; Consents. Except as set forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by each Seller and Member of this Agreement and the other Transaction Documents to which a Seller or Member is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of either Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, Member or the Purchased Assets; or (c) require notice to, or the consent, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Contract to which either Seller is a party or by which either Seller or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets, other than Permitted Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04         Financial Statements. Complete copies of the consolidated audited financial statements of Sellers consisting of a balance sheet as at December 31, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Audited Financial Statements”) have been made available to Buyer prior to the Initial Disclosure Date, and the consolidated unaudited financial statements of Sellers consisting of the balance sheet as of June 30, 2014 and related statements of income and retained earnings, members’ equity and cash flow for the period then ended (the “Initial Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Initial Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the Books and Records of Sellers and fairly present in all material respects the consolidated financial condition of Sellers as of their respective dates and the results of the operations of Sellers’ Business for the periods indicated. The balance sheet of Sellers included in the Audited Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”, and the balance sheet of Sellers as of the date of the Initial Interim Financial Statements is referred to herein as the “Initial Interim Balance Sheet” and the date thereof as the “Initial Interim Balance Sheet Date”).

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Section 4.05         Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, neither Seller has any monetary Liabilities except (a) those which are adequately reflected or reserved against on the Initial Interim Balance Sheet, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Initial Interim Balance Sheet Date, (c) those liabilities arising under this Agreement and the other Transaction Documents, (d) those which are included in the computation of the Purchase Price, (e) those which are disclosed in the Disclosure Schedules, or (f) those Liabilities which do not or would not, individually or in the aggregate, exceed $50,000.

Section 4.06         Absence of Certain Changes. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Initial Interim Balance Sheet Date (other than with respect to clause (a) below, which shall be since the Balance Sheet Date) there has not been any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          material change in any method of accounting or accounting practice of Sellers, except as required by GAAP or Law, or as disclosed in the notes to the Financial Statements;

(c)          material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of Customer deposits;

(d)          transfer, assignment, sale or other disposition of material assets that individually or in the aggregate are material to the Business, except for the sale of Inventory in the ordinary course of business;

(e)          cancellation of any claims or amendment, termination or waiver of any material rights of either Seller;

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(f)           transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property Assets;

(g)          material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)          acceleration, termination, or modification of any Material Contract or Permit;

(i)           imposition of any Encumbrance upon any Purchased Assets other than Permitted Encumbrances;

(j)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, required by applicable Law or in the ordinary course of business consistent with past practice, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor;

(k)          adoption, modification or termination of any: (i) employment, severance, retention or other Contract with any current or former member, manager, employee, officer, independent contractor or consultant, (ii) Seller Benefit Plan, or (iii) collective bargaining or other agreement with a Union;

(l)          any loan to (or forgiveness of any loan to) or entry into any other transaction with Member or any manager, officer, employee or Affiliate of either Seller or Member;

(m)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an annual amount of $200,000 or more in the aggregate, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice (including purchases of Inventory or related product for Customers’ orders); or

(o)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07         Material Contracts.

(a)          Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (other than purchase orders (including commitments effected through e-mail)) (x) by which any of the Purchased Assets are bound or affected or (y) to which either Seller is a party or by which it is bound (such Contracts, together with all Contracts relating to Intellectual Property Rights set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”), as of the Initial Disclosure Date:

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(i)          all Contracts involving any capital expenditures or series of related capital expenditures in excess of $50,000;

(ii)         all contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)        all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which either Seller has any continuing obligations, or any continuing indemnification, “earn-out” or other liabilities (fixed, contingent or otherwise);

(iv)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and public relations and advertising Contracts that provide for payment or receipt by either Seller in connection with the Business in excess of $25,000 on an annual basis;

(v)          all Contracts with managers, officers, employees, independent contractors or consultants;

(vi)         all Contracts relating to indebtedness or the granting of security for indebtedness, and all guaranties;

(vii)        all Contracts with any Governmental Authority;

(viii)      all Contracts that limit or purport to limit the ability of either Seller, or any transferee of substantially all of either Seller’s assets, to compete or engage in any line of business or with any Person or in any geographic area or during any period of time;

(ix)         all joint venture, partnership or similar Contracts;

(x)          all Contracts for the sale of assets (excluding Inventory but including any master sale agreements related to the sale of Inventory) of either Seller involving the receipt by either Seller of more than $25,000 or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any assets (including Inventory) of either Seller;

(xi)         all powers of attorney;

(xii)        all collective bargaining agreements or Contracts with any Union;

(xiii)      all Contracts for the purchase or lease of real estate;

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(xiv)      all Contracts for the acquisition of services, supplies, equipment, inventory, or other personal property involving more than $25,000 in the aggregate per annum;

(xv)       all Contracts with Member, or any Affiliate of either Seller or Member;

(xvi)      all Contracts with respect to the return of Inventory in the possession of Customers by reason of alleged overshipment, defective merchandise or otherwise; and

(xvii)     any Contract or series of related Contracts that involve payments of more than $25,000 in the aggregate per annum;

(xviii)    all Contracts that relate to the settlement of any Action within the three (3) years prior to the Initial Disclosure Date; and

(xix)       all Contracts that terminate more than one year from the date hereof.

(b)          Each Material Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. Except as set forth in Section 4.07(b) of the Disclosure Schedules, neither Sellers nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. Except as set forth in Section 4.07(b) of the Disclosure Schedules, to Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, and supplements thereto and waivers thereunder) have been made available to Buyer by Sellers. Except as set forth in Section 4.07(b) of the Disclosure Schedules, there are no material disputes pending, or to Sellers’ Knowledge, threatened, under any Material Contract.

Section 4.08         Title to Purchased Assets and Licensed Intellectual Property. Sellers have good and valid title to all of the Purchased Assets and the Licensed Intellectual Property. All such Purchased Assets and Licensed Intellectual Property are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)          those items set forth in Section 4.08 of the Disclosure Schedules;

(b)          those Encumbrances that will be discharged and released at the Closing by delivery of the Lien Release Payment; and

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(c)          mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business as presently conducted, the Purchased Assets or the Licensed Intellectual Property.

Section 4.09         [Intentionally Omitted.]

Section 4.10         [Intentionally Omitted.]

Section 4.11         Intellectual Property.

(a)          Sellers do not own any issued patents or pending applications for patents, applications or registrations for copyrights, or software. Section 4.11(a) of the Disclosure Schedules contains a complete list of all applications and registrations for trademarks and domain names owned by Sellers (the “Intellectual Property Assets”) and such registrations are in good standing.

(b)          Sellers do not license any Intellectual Property Rights to any Person. Section 4.11(b) of the Disclosure Schedules contains a complete list of all material licenses of Intellectual Property Rights to Sellers (but expressly excluding licenses of “off-the-shelf” and other commercially available software licensed pursuant to standard terms). All such licenses are valid and binding in accordance with their terms and in full force and effect. Neither Sellers nor, to Sellers’ Knowledge, any other party thereto is in breach of or in default under (or is alleged to be in breach of or in default under), or has provided or received any written notice of breach or default of or any intention to terminate any such license. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except as disclosed in Section 4.11(b) of the Disclosure Schedules.

(c)          To Sellers’ Knowledge, Sellers own or are otherwise authorized or licensed to use all Intellectual Property Rights necessary for the conduct of its Business as presently conducted. The Intellectual Property Rights used in the Business as presently conducted are sufficient in all material respects for the conduct of such Business. The Intellectual Property Rights owned by Sellers are free and clear of any Encumbrances other than Permitted Encumbrances.

(d)          The execution, delivery and performance of this Agreement and the other Transaction Documents to which Sellers are a party, and the consummation of the transactions contemplated hereby and thereby, will not constitute a material breach of any license of material Intellectual Property Rights to Sellers, nor cause the forfeiture, termination or impairment of any material Intellectual Property Rights of Sellers, or result in payment of any additional amounts with respect to, such Intellectual Property Rights.

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(e)          To Sellers’ Knowledge, no Person is infringing upon, misappropriating, or otherwise violating the Intellectual Property Rights.

(f)          To Sellers’ Knowledge, the use of the Intellectual Property Rights in the Business as presently conducted does not infringe upon, misappropriate or otherwise violate any intellectual property rights of any Person.

(g)          Except as set forth in Section 4.11(g) of the Disclosure Schedule, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or to Sellers’ Knowledge, threatened (including in the form of offers to obtain a license); (i) alleging any infringement or other violation of the Intellectual Property Rights of any Person by Sellers, (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Rights of Sellers or Sellers’ rights with respect to any Intellectual Property Rights; or (iii) either by Sellers or any other Person alleging any infringement or other violation by any Person of any Intellectual Property Rights of Sellers. Sellers are not subject to any outstanding or prospective Governmental Order that does or would restrict or impair the use of any of its Intellectual Property Rights.

Section 4.12         Inventory. Section 4.12 of the Disclosure Schedules contains (a) a complete and correct list of Sellers’ Inventory as of the Initial Interim Balance Sheet Date and as of the Closing Date, (b) the identity of the Customers for whom such Inventory is held and (c) the value of such Inventory in accordance with GAAP applied on a consistent basis with the Financial Statements. All Inventory is owned by Sellers free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventory is held on a consignment basis.

Section 4.13         [Intentionally Omitted.]

Section 4.14         Customers and Suppliers; Orders.

(a)          Section 4.14(a) of the Disclosure Schedules sets forth, for the twelve (12) months prior to the Initial Interim Balance Sheet Date, (i) the top ten (10) Customers (based on aggregate consideration paid to Sellers for goods or services rendered) (collectively, the “Material Customers”); and (ii) the approximate amount of consideration paid by each Material Customer during such 12-month period. Neither Seller has received any written notice that any of the Material Customers have ceased or intend to cease, after the Closing, to purchase goods or services from Sellers or to otherwise terminate or materially reduce its relationship with Sellers.

(b)          Section 4.14(b) of the Disclosure Schedules sets forth, for the twelve (12) months prior to the Initial Interim Balance Sheet Date, (i) the top ten (10) suppliers (based on aggregate consideration paid by Sellers for goods or services rendered) (collectively, the “Material Suppliers”); and (ii) the approximate amount of purchases from each Material Supplier during such 12-month period. Neither Seller has received any written notice that any of the Material Suppliers has ceased, or intends to cease, after the Closing, to supply goods or services to Sellers or to otherwise terminate or materially reduce its relationship with Sellers.

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(c)          Sellers’ backlog of orders is consistent with their past practice. Sellers’ orders on hand are bona fide orders at prices similar to recent past prices, and Sellers have no reason to believe any such orders will be subject to cancellation, deferred or renegotiation in any material respect (other than adjustments consistent with past practices).

Section 4.15         Insurance. Sellers have in place policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance (collectively, the “Insurance Policies”), which policies are in full force and effect and enforceable in accordance with their terms, and are sufficient for compliance with all applicable Laws and Contracts to which either Seller is a party or by which it is bound. Section 4.15 of the Disclosure Schedules sets forth a list of all pending claims as of the Initial Disclosure Date, and the claims history for the three (3) years prior to the Initial Disclosure Date, under Sellers’ insurance policies.

Section 4.16         Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending by either Seller, and there are no Actions pending, or, to Sellers’ Knowledge, threatened (in the form of a letter of counsel, or in a communication from a consumer stating that he or she has or is retaining counsel) against either Seller. There are no Actions pending or, to Sellers’ Knowledge, threatened, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)          Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting either Seller. Sellers are in compliance in all material respects with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17         Compliance with Laws. Except as set forth in Section 4.17 of the Disclosure Schedules, Sellers have complied within the two (2) years prior to the date hereof, and are now complying, in all material respects with all applicable Laws (including applicable occupational health and safety laws and regulations). Neither Seller has been charged in writing or threatened in writing with any charge by any Governmental Authority concerning any violation of any provision of any Law that would result in material Liability to the Purchased Assets or the Licensed Intellectual Property. Neither Seller is subject to any outstanding Governmental Order of any Governmental Authority. Without limiting the generality of the foregoing, except as set forth in Section 4.17 of the Disclosure Schedules, there have been no product recalls, withdrawals or seizures by any Governmental Authority with respect to any products developed, sold, licensed or delivered by Sellers.

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Section 4.18         Environmental Matters.

(a)          Except as set forth in Section 4.18(a) of the Disclosure Schedules, the operations of Sellers are currently and have been in compliance in all material respects with all Environmental Laws. Neither Seller has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Initial Disclosure Date.

(b)          Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted by Sellers or the ownership, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect, and Sellers have no Knowledge of any condition, event or circumstance that might prevent or impede, after the Closing Date or adversely affect the conduct of the Business as currently conducted by Sellers or the ownership, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all commercially reasonable measures necessary to facilitate transferability of the same and to Sellers’ Knowledge there is no condition, event or circumstance that might prevent or impede the transferability of the same, and neither Seller has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same or which would affect the transferability of same.

(c)          To Sellers’ Knowledge, no real property currently or formerly leased or operated by either Seller is listed on, or, to Sellers’ Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Law on any real property currently or formerly leased or operated by either Seller, and neither Seller has received an Environmental Notice that any real property currently or formerly leased or operated by either Seller has been contaminated with any Hazardous Material.

(e)          Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors as to which Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers.

(f)          Sellers have not retained or assumed, by contract or operation of Law, any liabilities or obligations of any other Person that remain in effect, valid or enforceable with respect to any material liability under any Environmental Law.

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(g)          Sellers have provided or otherwise made available to Buyer and listed in Section 4.18(g) of the Disclosure Schedules all environmental reports and other similar documents, if any, with respect to any real property currently or formerly leased or operated by Sellers which are in its possession or under their reasonable control.

(h)          Sellers have no Knowledge of any facts or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership and use of the Purchased Assets.

Section 4.19         Employee Benefit Matters.

(a)          Section 4.19(a) of the Disclosure Schedules contains, as of the Initial Disclosure Date, a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA (a “Benefit Plan”), which is or has within the four (4) years prior to the Initial Disclosure Date been, maintained, sponsored, contributed to, or required to be contributed to by either Seller for the benefit of any current or former member, manager, employee, officer, retiree, independent contractor or consultant of either Seller or any spouse or dependent of such individual, or under which either Seller has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Seller Benefit Plan”).

(b)          With respect to Seller Benefit Plan, Sellers have made available to Buyer complete and correct copies of each of the following: (i) where the Seller Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Seller Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written employee or workplace policies; (iv) in the case of Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vi) reports related to any Benefit Plans with respect to the most recently completed plan years; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

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(c)          Except as set forth in Section 4.19(c) of the Disclosure Schedules, Sellers’ Benefit Plans (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) have been established, administered and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and Sellers have received no written notification indicating that the qualified status is being threatened or may be revoked. To the Knowledge of Sellers, nothing has occurred with respect to any Seller Benefit Plan that could reasonably be expected to subject Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 4.19(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to Seller Benefit Plan have been timely paid in accordance in all material respects with the terms of Seller Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Seller Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)          Neither Seller nor any of Sellers’ ERISA Affiliates have (i) incurred or reasonably expect to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code relating to employee benefit plans; (ii) withdrawn from any Seller Benefit Plan; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)          With respect to Seller Benefit Plan (i) no such plan is a Multiemployer Plan, (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(f)          Except as set forth in Section 4.19(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Seller Benefit Plan or other arrangement provides post-termination or retiree welfare (including medical) benefits to any individual for any reason.

(g)          Except as set forth in Section 4.19(g) of the Disclosure Schedules, within the four (4) years prior to the Initial Disclosure Date there have not been, and there are not currently, any pending or, to Sellers’ Knowledge, threatened Actions relating to any Seller Benefit Plan (other than routine claims for benefits), and no Seller Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(h)          There has been no amendment to, announcement by either Seller relating to, or change in employee participation or coverage under, any Seller Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year. Sellers have no commitment or obligation or have made any representations, whether or not legally binding, to adopt, amend or modify any Seller Benefit Plan.

(i)          Each Seller Benefit Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such Section and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).

(j)          Except as set forth in Section 4.19(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former member, manager, officer, employee, independent contractor or consultant of either Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Seller Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.20         Employment Matters.

(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of Sellers as of the Initial Disclosure Date, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; and (vii) such individual’s accrued and unused paid time off. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the Initial Disclosure Date, all compensation, including wages, commissions and bonuses payable to Sellers’ employees, independent contractors or consultants for services performed on or prior to the Initial Disclosure Date have been paid in full and there are no outstanding agreements, understandings or commitments of either Seller with respect to any compensation, commissions or bonuses.

(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, neither Seller is, nor has it been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of either Seller, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has not been in the prior two (2) years, nor has there been any written threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of Sellers. Neither Seller has a duty to bargain with any Union.

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(c)          Sellers are and have been in compliance in all material respects with the terms of all employment agreements to which Sellers are a party (all of which are set forth in Section 4.20(c) of the Disclosure Schedules) and all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by Sellers as consultants or independent contractors of Sellers are properly treated as independent contractors under all applicable Laws. All employees of Sellers classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against either Seller pending, or to Sellers’ Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Sellers, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)          Neither Seller is subject to the WARN Act with respect to the transactions contemplated by this Agreement.

Section 4.21         Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)          All income Tax Returns and all material non-income Tax Returns required to have been filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, complete and correct in all material respects. All Taxes due and required to have been paid by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, Customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d)          All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid, accrued on the Initial Interim Financial Statements, or finally settled.

(e)          Neither Seller is a party to any Action by any taxing authority. There are no Actions pending, or to Sellers’ Knowledge, threatened in writing, by any taxing authority against either Seller.

(f)          There are no Encumbrances for Taxes upon any of the Purchased Assets or the Licensed Intellectual Property nor, to Seller’s Knowledge, is any Taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets or the Licensed Intellectual Property (in each case, other than for current Taxes not yet due and payable).

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(g)          Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Neither Seller is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)           None of the Purchased Assets or the Licensed Intellectual Property is property that Sellers are required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)           None of the Purchased Assets or the Licensed Intellectual Property is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.22         Permits. All Permits required for Sellers to carry on their operations as presently conducted have been obtained by Seller and are valid and in full force and effect, except, in each case, where the failure to have a particular Permit would not be material to Sellers’ Business or the ownership and use of the Purchased Assets or the Licensed Intellectual Property. All fees and charges due and payable with respect to such Permits as of the Initial Disclosure Date have been paid in full, except where the failure to have paid would not be material to Seller’s Business or the ownership and use of the Purchased Assets or the Licensed Intellectual Property. Section 4.22 of the Disclosure Schedules lists all current material Permits issued to Sellers, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.22 of the Disclosure Schedules.

Section 4.23         Brokers. Except as set forth in Section 4.23 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.24         Product Warranty. Except as set forth in Section 4.24 of the Disclosure Schedules, (a) neither Seller has Liability for replacement of each product manufactured, sold, leased, or delivered by either Seller or other damages in connection therewith, and (b) each product manufactured, sold, leased, or delivered by Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties (other than which the failure of such product to so conform as a result of actions of Sellers’ subcontractors) subject only to the reserve for product warranty claims set forth on the Initial Interim Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers. Section 4.24 of the Disclosure Schedules includes copies of the standard terms and conditions of sale of Sellers (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Sellers is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 4.24 of the Disclosure Schedules.

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Section 4.25         Products Liability. To Sellers’ Knowledge, no event has occurred that is reasonably likely to result in a material (individually or in the aggregate) claim against either Seller for any injury to individuals or property as a result of the use of any product sold or delivered by either Seller.

Section 4.26         Affiliate Interests. Except as set forth in Section 4.26 of the Disclosure Schedules, neither Member nor any manager, or officer or Affiliate of either Seller or Member:

(a)          owns any interest in any Person which is a competitor, supplier or Customer of either Seller (not including any ownership of three percent (3%) or less of any class of securities of a company whose securities are registered under the Securities Act);

(b)          owns, in whole or in part, any property, asset or right used in connection with the Business;

(c)          has an interest in any Contract pertaining to either Seller;

(d)          has any contractual arrangements with either Seller; or

(e)          owes any money to, or is owed any money by, either Seller, other than for current wages, benefits, and compensation paid and provided in the ordinary course of business.

Section 4.27         No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (as modified by the Disclosure Schedules) or elsewhere herein, or in any Transaction Document, no Seller or Member makes, and no Seller or Member shall have any Liability for, any other express or implied representation or warranty with respect to the Purchased Assets, the Licensed Intellectual Property, the Business, Sellers or the Members, including with respect to any projections, estimates, budgets or forward-looking statement heretofore delivered to or made available to Buyer or any information regarding future revenues, expenses or results of operations of the Business or any other information or documents (financial or otherwise) made available to Buyer or its Representatives. Subject to the terms of this Agreement, the condition of the Purchased Assets and the Licensed Intellectual Property shall be “as is” and “where is”, and each Seller and Member disclaims (a) any other representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Purchased Assets or the Licensed Intellectual Property, (b) any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such Purchased Assets or Licensed Intellectual Property, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, and Buyer and its Representatives and Affiliates are relying on their own examination and investigation. Notwithstanding anything in this Section 4.27 to the contrary, nothing in this Agreement shall limit or restrict any Buyer Indemnitee’s right to enforce (in accordance with this Agreement) such Person’s rights or remedies in the event of fraud.

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ARTICLE V

Representations and warranties of buyer

Buyer represents and warrants to Sellers as of the Initial Disclosure Date, as follows:

Section 5.01         Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 5.02         Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 5.03         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or by-laws of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, violate conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any Contract to which Buyer is a party or by which Buyer or any of its assets may be bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 5.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05         Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened (a) against or by Buyer, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06         Independent Review. Buyer has conducted its own independent review and analysis of the Purchased Assets or the Licensed Intellectual Property, and acknowledges that Buyer has been provided access to the properties, premises and records of the Business for this purpose. In entering into this Agreement, Buyer has relied upon its own investigation and analysis and the representations and warranties contained herein, and Buyer:

(a)          acknowledges that it has had the opportunity to visit with Sellers and meet with their officers and other representatives to discuss the Purchased Assets and the Licensed Intellectual Property;

(b)          acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and Contracts of Sellers, the Purchased Assets and the Licensed Intellectual Property) as Buyer deems adequate; and

(c)          except for the representations and warranties contained in ARTICLE IV or the other Transaction Documents, Sellers do not make any representations or warranties in connection with the transactions contemplated by this Agreement.

For the avoidance of doubt, nothing in this Section 5.06, nor Buyer’s investigation, analysis, due diligence review, nor any information received by Buyer, nor Buyer’s not having conducted any greater investigation, analysis or due diligence than it conducted, shall (w) operate as a waiver or otherwise diminish any of Sellers’ representations and warranties and agreements given or made by Sellers or Member in this Agreement, (x) be deemed to amend or supplement the Disclosure Schedules; (y) be deemed to be an acknowledgment or agreement on the part of Buyer that Sellers’ and the Member’s representations and warranties, or the Disclosure Schedules, are complete and correct; or (z) mean that Buyer’s Knowledge includes any facts or circumstances not expressly set forth in Sellers’ and the Member’s representations and warranties or in the Disclosure Schedules.

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ARTICLE VI

Covenants

Section 6.01         Conduct of Business Prior to the Closing. From the Option Exercise Date until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, goodwill and relationships of its employees Customers, lenders, suppliers and regulators with Seller. Without limiting the foregoing, from the Option Exercise Date through the Closing Date, Sellers shall:

(a)          preserve and maintain all Permits required for the conduct of the Business as currently conducted by Sellers and the ownership and use of the Purchased Assets and the Licensed Intellectual Property;

(b)          pay their debts, Taxes and other obligations when due, unless diligently contested in good faith by appropriate proceedings;

(c)          continue to collect Accounts Receivable in the ordinary course of business consistent with past practice;

(d)          maintain the physical properties and assets included in the Purchased Assets and the Licensed Intellectual Property, in each case, in a state of repair and condition that is consistent with the requirements and normal use of the Purchased Assets and the Licensed Intellectual Property, in each case, in the ordinary course of business consistent with past practice;

(e)          continue in full force and effect without modification all Insurance Policies, except as requested by applicable Law or for such modifications made in the ordinary course of business;

(f)           maintain the Books and Records in accordance with past practice;

(g)          comply in all material respects with all applicable Laws;

(h)          not acquire by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof, individually or in the aggregate, for a consideration in excess of $50,000 (provided, that the liabilities assumed by Sellers in connection with such transaction shall not exceed $50,000, individually or in the aggregate); and

(i)          not take or permit any action that would cause any of the changes, events or conditions described in clauses (b) through (o) of Section 4.06 to occur.

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Section 6.02         Access to Information. Subject to the restrictions of any applicable Law or contractual undertaking disclosed in Section 4.07 of the Disclosure Schedules, from the Option Exercise Date until the Closing, Sellers shall (a) upon reasonable advance notice received from Buyer, afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related solely to the Purchased Assets, the Licensed Intellectual Property or the Assumed Liabilities; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to solely to the Purchased Assets, the Licensed Intellectual Property or the Assumed Liabilities as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its reasonable investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted from time to time (i.e., not on a regular basis) during normal business hours under the supervision of Sellers’ personnel and in such manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with Sellers’ conduct of the Business. In the event Sellers require the engagement of additional personnel or resources to satisfy its obligations under this Section 6.02, such engagement shall be made at Buyer’s sole cost and expense.

Section 6.03         No Solicitation of Other Bids.

(a)          From the Option Exercise Date until the Closing Date, Sellers and the Members shall not, and shall not authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers and the Members shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of Sellers’ Business, the Purchased Assets or the Licensed Intellectual Property. For the avoidance of doubt, nothing in Section 6.01 or this Section 6.03(a) or shall prohibit Sellers, the Members or their respective Affiliates or Representatives from exploring, analyzing or examining the possibility of an acquisition of or joint venture with a manufacturer of nutritional products.

(b)          In addition to the other obligations under this Section 6.03, Sellers and the Members shall promptly (and in any event within two (2) Business Days after receipt thereof by either Seller or its Representatives) advise Buyer orally and in writing of the existence of (i) any Acquisition Proposal, (ii) any request for information with respect to any Acquisition Proposal, or (iii) any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

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(c)          The provisions of Section 6.06 shall be applicable during the periods set forth in Sections 6.03(a) and 6.03(b).

Section 6.04         Notice of Certain Events; Supplemental Disclosure.

(a)          From the Option Exercise Date until the Closing, Sellers shall promptly notify Buyer in writing of:

(i)          any fact or circumstances, the existence of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in any covenant or agreement made by any Seller or Member hereunder or under any other Transaction Document to be in breach;

(ii)         any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any written notice or other written communication from any Governmental Authority relating to the transactions contemplated by this Agreement; and

(iv)         any Actions commenced or, to Sellers’ Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Business, the Purchased Assets, the Licensed Intellectual Property or the Assumed Liabilities that, if pending on the Option Exercise Date, would have been required to have been disclosed pursuant to Section 4.16, or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Sellers shall, prior to Closing, by notice in accordance with the terms of this Agreement and the Call Option Agreement (pursuant to a Schedule Update (as defined in the Call Option Agreement)), supplement or amend the Disclosure Schedules with respect to any matter arising after the Initial Disclosure Date, which, if existing, occurring or known on the Initial Disclosure Date, would have been required to be set forth or described in the Disclosure Schedules or which existed as of the Initial Disclosure Date but were not included in the Disclosure Schedules as of the Initial Disclosure Date. Any disclosure in any such supplement or amendment for purposes of the indemnification and termination rights contained in this Agreement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement with regard to facts or circumstances existing as of the Initial Disclosure Date, except as set forth in Section 7.02(a), or for determining whether or not the conditions set forth in Section 7.01 and Section 7.02 have been satisfied.

(c)          Sellers shall, prior to Closing, deliver consolidated unaudited financial statements of Sellers consisting of a balance sheet as at November 30, 2014 and the related statements of income and retained earnings, members’ equity and cash flow for the period then ended (the “Interim Financial Statements”). The Interim Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).

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(d)          Except as expressly provided in Section 6.04(b), Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise diminish any representation, warranty, covenant or agreement given or made by Sellers or the Members in this Agreement or any of the other Transaction Documents.

Section 6.05         Employees and Employee Benefits.

(a)          Not later than ten (10) Business Days prior to the Closing, Buyer shall deliver to Sellers a list of (i) each employee of a Seller that Buyer will offer employment to, effective as of the Closing Date (a “Non-Continuing Employees”) and (ii) each employee of a Seller who Buyer will not offer employment to as of the Closing (the “Continuing Employee”). Commencing on the Closing Date, Sellers shall terminate all employees who are identified by Buyer as Non-Continuing Employees. No later than the Closing Date, Buyer shall offer employment to each Non-Continuing Employee (which employment may be offered on an “at will” basis). Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05. Each Non-Continuing Employee who accepts an offer of employment with Buyer effective as of the Closing Date shall be referred to herein as a “Transferred Employee.” No less than ten (10) days prior to the Closing, Sellers shall provide Buyer with a list of employee layoffs, by date and location, implemented by Sellers in the 90-day period preceding the Closing.

(b)          The Transferred Employees shall receive credit for all periods of employment and/or service with Sellers and their Affiliates prior to the Closing Date for purposes of eligibility and vesting under Buyer’s relevant plans and policies.

(c)          Effective as of the Closing Date, Buyer shall offer the Transferred Employees and their eligible dependents participation in the Benefit Plans of Buyer, including such medical, dental, life insurance, and short- and long-term disability as Buyer may offer to its other similarly situated employees, in accordance with the terms and conditions of those plans as soon as practicable after the Closing Date, but in no event more than thirty (30) days after the Closing Date. To the degree allowed under the applicable Buyer Benefit Plan: (i) all waiting periods and pre-existing condition clauses shall be waived under Buyer’s Benefit Plans for the Transferred Employees and their eligible dependents who were participating in similar Seller Benefit Plans before the Closing Date, and (ii) Buyer shall cause its Benefit Plans to recognize any out-of-pocket medical and dental expenses incurred by each of the Transferred Employees and their eligible dependents prior to the Closing Date and during the calendar year in which the Closing Date occurs for purposes of determining deductibles and out-of-pocket maximums under Buyer’s Benefit Plans (and Sellers shall provide such information to Buyer in connection with the Closing).

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(d)          From and after the Closing Date, Buyer shall recognize, and permit each Transferred Employee to use his or her accrued (in the ordinary course) and unused vacation days since January 1, 2014 (and Sellers shall provide such information to Buyer in connection with the Closing). Buyer shall recognize service by each Transferred Employee with Sellers and its Affiliates for purposes of determining entitlement to vacation under the applicable vacation policy of Buyer.

(e)          Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, independent contractor or consultant of Sellers, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date, and Sellers shall pay all such amounts to all entitled Persons in accordance with Sellers’ normal payroll practices.

(f)          Sellers shall keep its 401-k plan in place for up to ninety (90) days if so requested by Buyer (and at Buyer’s cost), to allow for an orderly transition for Transferred Employees to Buyer’s 401-k plan.

(g)          Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, independent contractors or consultants, or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, independent contractors or consultants of Sellers which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

(h)          The Parties acknowledge that Jonathan Greenhut is expected to perform certain transitional services to Buyer on behalf of Nutricap pursuant to the terms set forth in the Transition Services Agreement. If Mr. Greenhut terminates his employment with Nutricap prior to the expiration of the Transition Period (a “Transition Failure Event”), Sellers shall, no later than five (5) Business Days after Buyer’s written demand, pay to Buyer the sum of Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages. The Parties acknowledge and agree that the harm to Buyer caused by a Transition Failure Event would be impossible or extremely difficult to calculate, establish or estimate. The parties further acknowledge and agree, after negotiation between Sellers and Buyer, that the liquidated damages set forth herein are a reasonable estimate of the anticipated or actual harm that might arise from a Transition Failure Event, and therefore constitute reasonable compensation to Buyer, and not a penalty, in the event of a Transition Failure Event.

(i)          Nothing herein express or implied by this Agreement shall confer upon any employee of Sellers, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

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Section 6.06         Confidentiality. From and after the Closing until the third (3rd) anniversary of the Closing Date, Sellers and Member shall, and shall cause their Affiliates to, hold, and shall use commercially reasonable efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, the Purchased Assets or the Licensed Intellectual Property, except to the extent that Seller or Member can show that such information is generally available to and known by the public through no fault of Sellers or Member or any of their Affiliates or Representatives; or is required to be disclosed by Law or judicial or legal process. If Sellers or Member or any of their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers or Member shall promptly notify Buyer in writing prior to making such disclosure so that Buyer may seek an appropriate protective order and shall disclose only that portion of such information which Sellers or Member is advised by its counsel in writing is legally required to be disclosed, provided that Sellers and Member shall use commercially reasonable efforts to ensure that confidential treatment will be accorded such information. From and after the Closing, neither Sellers, Member nor any Affiliate of Sellers or Member shall directly or indirectly use, or directly or indirectly assist any other Person in using, whether or not for compensation, any Confidential Information.

Section 6.07         Non-competition; Non-solicitation.

(a)          Except as set forth in Section 3 of the Transaction Services Agreement and except for the fulfillment of orders underlying Non-Novation Events as contemplated by Section 2.06 and Section 6.14, for a period of three (3) years commencing on the Closing Date (the “Non-Compete Period”), Sellers and Member shall not, and shall not permit any of their Affiliates to, directly or indirectly, and whether or not for compensation, (i) engage in or assist others in engaging in the Business in the Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in a capacity as a partner, shareholder, member, officer, director, employee, principal, agent, trustee or consultant; and for a period of three (3) years commencing on the Closing Date (the “Non-Solicitation Period”), Sellers and Member shall not, and shall not permit any of their Affiliates to, directly or indirectly, and whether or not for compensation, cause, induce or encourage any Customer, supplier or licensor of the Business to terminate or modify any relationship with Buyer. Notwithstanding the foregoing, Sellers and Member may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person. For the avoidance of doubt, the term “Business” as used in this Agreement, shall not include the business of direct-to-consumer or the related retail distribution of vitamins, minerals or dietary supplements.

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(b)          During the Non-Solicitation Period, Sellers and Member shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any Transferred Employee or any other person who is employed by Buyer during the Non-Solicitation Period, or encourage any such employee to leave such employment; provided, however, that Sellers, Member and their respective Affiliates shall be permitted to (i) hire any Transferred Employee or any other person who is employed by Buyer during the Non-Solicitation Period who is terminated by Buyer other than as a result of a breach by a Seller or Member of this Section 6.07(b) and (ii) hire any Transferred Employee or any other person who is employed by Buyer during the Non-Solicitation Period after the 180 day period following such employee’s voluntary termination of employment with Buyer; provided, however, that Ryan Mayer shall be permitted to provide services to Stain Away LLC, an Affiliate of Sellers, so long as the performance of such services do not interfere in any material respect with his performance of services to Buyer.

(c)          Sellers and Member acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller or Member of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(d)          Sellers and Member acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.08         Governmental Approvals and Consents.

(a)          Sellers and Buyer shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that, in each case, are necessary for its execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties to which notice is required to be given or from which consent is required to be obtained that are described in Section 4.03 of the Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party before any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law and any disclosure required on the part of Buyer or any Affiliates of Buyer for purposes of federal or state securities laws) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Buyer and Sellers shall give notice to the other with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority (other than federal or state securities regulatory agencies).

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(e)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or Sellers to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer or Sellers, as applicable, of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09         Books and Records.

(a)          For a period of three (3) years after the Closing, Buyer shall:

(i)          to the extent it received any Books and Records from Sellers, retain such Books and Records (including personnel files) relating to periods prior to the Closing; and

(ii)         upon reasonable notice, afford Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Sellers shall:

(i)          retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law or cause the waiver of Buyer’s or Sellers’ attorney-client privilege.

Section 6.10         Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements or other disclosure or otherwise communicate with any news media in respect of this Agreement, the Call Option Agreement or the transactions contemplated hereby or thereby without the prior written consent of the other parties (which, in the case of Sellers and the Members, may be given by either Seller), which consent shall not be unreasonably withheld or delayed, and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Sellers and Member acknowledge and agree that any filings or public announcements that Buyer or any Affiliate of Buyer is required to make for federal or state securities laws purposes shall not be subject to this Section 6.11; provided, however, Sellers and Member shall be entitled to consult on any proposed language in any filing or public announcement relating to the transactions contemplated by the Transaction Documents.

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Section 6.11         Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.12         Receivables.

(a)          From and after the Closing, if either Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable that pertains to a Post-Closing sale to a Customer by Buyer, such Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to the appropriate Seller within five (5) Business Days after its receipt thereof. For the avoidance of doubt, Sellers shall be entitled to the collection and receipt of all Accounts Receivable arising from (a) the conduct of the Business prior to the close of business on the Closing Date, (b) the sale of Inventory during the Selloff Period (as defined in the Transition Services Agreement) in accordance with Section 3 of the Transition Services Agreement and (c) orders in respect of Non-Novation Events, and Buyer shall be entitled to the collection and receipt of all accounts receivable arising from sales by it to Customers after the Closing Date. In the event that a Customer seeks to take a deduction, offset or credit from or against an invoice of Buyer or Sellers, as applicable, with respect to Accounts Receivable owed to the other party(ies), no such deduction, offset or credit shall be granted without the consent of the party who holds the applicable Accounts Receivable.

(b)          The parties acknowledge that subsequent to the Closing each will have outstanding Accounts Receivable that could be owing from the same Customer. As between them, the parties agree that any amount collected in respect of any such receivable shall be allocated to the underlying invoice to the extent such payment can be clearly identified to a specific invoice. If a party receives any payment which cannot be reconciled to a specific invoice, such party shall notify the other parties hereto and the parties hereto shall cooperate in good faith to determine how the payment from such Customer should be reconciled; provided, however, in the event that the party receiving such payment has knowledge that such payment is in respect of the sale of products or provision of services to such Customer by the another party hereto, the receiving party shall promptly (within 3 Business Days) turn such payment over to such other party in the same form as received with any necessary endorsements and, in the case of any funds received in electronic form, remit the proceeds to the designated bank account of such other party, as appropriate.

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Section 6.13         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Sellers shall, at Buyer’s expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.14         Transition of Customers; Novation Contracts.

(a)          Commencing on the Closing Date and during the Transition Period (as defined in the Transition Services Agreement), the Sellers shall, at the Buyer’s cost and request, notify (or cause to be notified) the Customers that the Sellers are winding down their respective Business and shall recommend that Customers place future orders with Buyer for fulfillment. Notwithstanding anything to the contrary contained herein, Buyer shall have the right, exercisable in its sole discretion, to provide notice to Sellers at or prior to the Closing that Buyer is electing to cause any or all purchase orders and/or supply orders entered into by Sellers in respect of the Business for which the Inventory in respect thereof has not been received by Sellers as of the Closing Date to be terminated, following discussions with the counterparties to such orders (which discussions shall be facilitated, at Buyer’s request, by Sellers in accordance with terms of the Transition Services Agreement), and replaced by new purchaser orders or supply orders pursuant to which such Customer or supplier is contracting directly with Buyer (each, a “Novation Contract”); provided, however, that with respect to each such order for which there is a Customer Deposit, Buyer shall contact each applicable Customer no later than thirty (30) days following the Closing Date to request a Novation Contract. The Parties acknowledge that in the event that (i) a Customer or supplier is unwilling or unable to enter into a Novation Contract within ten (10) days following request thereof (or such other amount of time as reasonably agreed to by Sellers and Buyer) or (ii) a Customer or supplier is not contacted to request a Novation Contract within a reasonable period of time following the Closing Date, and the failure to have a Novation Contract entered into by such time would make it difficult for Sellers to timely fulfill the applicable order on its terms (the events described in the foregoing clauses (i) and (ii), each a “Non-Novation Event”), Sellers shall be permitted to fulfill the orders with respect to such Non-Novation Event and Buyer shall pay the amounts due pursuant to Section 2.06. The failure of any counterparty to a Customer purchase order or supplier order to enter into a Novation Contract shall in no event be a condition to the consummation of the Closing or give rise to a claim for indemnification by Sellers and Members pursuant to Section 8.02 hereof, absent a breach of a representation or warranty contained herein.

(b)          The entrance by Buyer into any Novation Contract shall not be deemed a transfer to Buyer pursuant to this Agreement of the underlying order or agreement so novated.

Section 6.15         Change of Names. Promptly following the termination of the Selloff Period (as defined in the Transition Services Agreement), each Seller shall file an amendment to its Articles of Organization to change the name of such Seller to a name that does not use any part of the current name of such Seller (other than “LLC”), or any name that is similar to the current name of such Seller, or the name of any predecessor of such Seller, or any trade name of such Seller (all such names being “Prohibited Names”), and thereafter Sellers and Member shall not use any Prohibited Name as the name of either Seller or Member.

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Section 6.16         Public Filings. Prior to the Closing, before filing with the Securities and Exchange Commission (the “SEC”) any document containing disclosures directly relating to any Seller (a “Seller Disclosure Document”), Buyer shall furnish (or cause to be furnished) to such Seller copies of the portions of such proposed documents containing disclosures relating to such Seller. Upon written request from any Seller, Buyer shall make itself available to discuss any Seller Disclosure Document with such Seller. Buyer shall notify the Sellers after Buyer receives notice of the time when any such Seller Disclosure Document has been filed. Buyer shall notify the Sellers of any request by the SEC for additional information regarding any Seller or to amend or supplement any Seller Disclosure Document (an “SEC Disclosure Request”) directly related to this Agreement, any Transaction Document, Members or Sellers. Notwithstanding the foregoing or anything else contained herein, nothing set forth in this Agreement shall (x) in any way prohibit or limit Buyer from making, or require Buyer to include any language requested by Sellers in, any disclosure required by the SEC, (y) require Buyer to include any Seller in any negotiation, conversation, or other interaction between Buyer and the SEC or (z) require Buyers to (i) take any action to comply with this Section 6.16, if Buyer is advised by counsel that such action is prohibited by law or otherwise or (ii) make any effort that is greater than a “commercially reasonable” effort to satisfy Buyer’s obligations set forth in this Section 6.16. Notwithstanding anything to the contrary contained herein, neither Buyer nor any Affiliate of Buyer shall file any Seller Disclosure Document or issue any press release or public statement regarding the existence of the Transaction Documents or the transactions contemplated thereby until the first to occur of (x) the Closing and (y) the fourth (4th) Business Day following the Option Exercise Date.

Section 6.17         Deposit of Escrow Amount. On or prior to the Maturity Date (as defined in the First Promissory Note) of the First Promissory Note, Buyer shall pay to Nutricap an aggregate amount equal to the Amount Due (as defined in the First Promissory Note) under the First Promissory Note less the Escrow Amount. Buyer shall (I) deliver the Amount Due under the First Promissory Note, less the Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Nutricap to Buyer, and (II) deposit the Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent, to be held and distributed in accordance with the terms of the Escrow Agreement.

Section 6.18         Financing Covenants.

(a)          Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to, as soon as reasonably practical, (i) obtain and consummate equity or debt financing (the “Additional Financing”) in an amount necessary to permit Buyer to pay the Amount Due under the First Promissory Note as promptly as reasonably practical following the Closing, but in no event later than sixty (60) days thereafter and (ii) cause its financing documents to permit the payment of the Amount Due on the terms set forth in the First Promissory Note.  Buyer acknowledges and agrees that the obtaining of the financing contemplated by this Section 6.18(a) is not a condition to the Closing. Buyer acknowledges and agrees that it shall use the proceeds of such Additional Financing, net of any and all legal fees, brokerage or placement fees and other fees and/or expenses customarily paid from the proceeds of equity or debt financing, to pay the Amount Due under the First Promissory Note in accordance with its terms prior to the use of such proceeds for any other purpose, except for uses of amounts that are not, in the aggregate, material and which would not cause Buyer to be unable to timely pay the Amount Due.

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(b)          Following the Closing and until the Maturity Date (as defined in the First Promissory Note) of the First Promissory Note, (i) F. Peter Brechter, on behalf of the Buyer, shall conduct weekly calls with Jonathan Greenhut, as representative of the Sellers, to reasonably inform Sellers of all material activity concerning such financing activities and (ii) Buyer shall give Sellers prompt notice of any adverse change with respect thereto; provided, however, the failure to conduct a weekly call under this Section 6.18(b) shall not constitute a breach of this Agreement if the parties promptly conduct a call the following week.

Section 6.19         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

Conditions to closing

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver by such party), at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have issued any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          No Action shall have been commenced against Buyer, or either Seller, or any Member seeking to prevent the Closing.

(c)          All approvals, consents and waivers that are listed in Section 7.02(c) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer and Sellers at or prior to the Closing.

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Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be complete and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), at and as if made on the Initial Disclosure Date; provided, that, (i) if such representations and warranties were not so complete and correct in accordance with the foregoing as of the Initial Disclosure Date (an “Incomplete Representation”), (ii) prior to the Closing Date, such Incomplete Representation becomes so complete and correct (a “Complete Representation”) (including as a result of actions taken by Sellers), and (iii) if such Incomplete Representation became a Complete Representation in a manner that does not materially increase Buyer’s obligations or liabilities, or reasonably foreseeable obligations or liabilities, after the Closing Date, or materially and adversely impact Buyer’s ability to own and operate the Purchased Assets or the Licensed Intellectual Property after the Closing Date in substantially the same manner as the Purchased Assets and the Licensed Intellectual Property were owned and operated by Sellers on the Initial Disclosure Date, then such representations and warranties shall be deemed to have been so complete and correct as of the Initial Disclosure Date. For the avoidance of doubt, Sellers’ delivery of a Schedule Update shall not in-and-of itself make an Incomplete Representation a Complete Representation for purposes of this Section 7.02.

(b)          Sellers and Member shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          All approvals, consents and waivers that are listed in Section 7.02(c) of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d)          From the date of this Agreement, there shall not have occurred a Material Adverse Effect, which for purposes of this Section 7.02(d) only, shall also include a material breach of the representations and warranties set forth in Section 4.01, Section 4.02, and the first sentence of Section 4.08.

(e)          Sellers and Member (as applicable) shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.02(a).

(f)          All Encumbrances relating to the Purchased Assets and the Licensed Intellectual Property shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form and substance reasonably satisfactory to Buyer, of the release of such Encumbrances.

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(g)          All Senior Debt, if any, to the extent not satisfied by the Senior Debt Repayment, shall have been paid in full, and Buyer shall have received written evidence thereof in form and substance reasonably satisfactory to Buyer.

(h)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers’ Closing Certificate”).

(i)          Buyer shall have received a certificate in form and substance reasonably acceptable to Buyer (“Sellers’ Officer Certificate”) executed by an executive officer of each Seller attaching and certifying true and correct copies of (i) Sellers’ Articles of Organization, (ii) Sellers’ Operating Agreements, and (iii) the resolutions of Sellers’ Member approving this Agreement and the transactions contemplated hereby.

(j)          Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that neither Seller is a foreign person within the meaning of Section 1445 of the Code duly executed by Sellers.

(k)          Buyer shall have received from Sellers a schedule setting forth a complete and correct list of all Customer Labels as of the Closing Date, including identification of the Customers for which such Customer Labels are held.

(l)          Buyer shall have received from Sellers a schedule setting forth a complete and correct list of all Customer Deposits as of the Closing Date, including the amount of each such Customer Deposit, the identity with particularity of the applicable Customer and, where applicable, the specific order to which such Customer Deposit relates.

Section 7.03         Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have issued any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          No Action shall have been commenced against Buyer or Sellers seeking to prevent the Closing.

(c)          All approvals, consents and waivers that are listed in Section 7.02(c) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

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(d)          The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be complete and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), at and as if made on the Closing Date.

(e)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, including payment of the Purchase Price on the terms and conditions provided herein.

(f)          Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.02(b).

(g)          Buyer shall have delivered the Senior Debt Repayment pursuant to Section 2.05(b).

(h)          Sellers shall have received a certificate, in form and substance reasonably satisfactory to Sellers, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(e) have been satisfied (the “Buyer Closing Certificate”).

(i)          Sellers shall have received a certificate in form and substance reasonably acceptable to Sellers (“Buyer’s Secretary Certificate”) executed by the secretary of Buyer attaching and certifying true and correct copies of (i) Buyer’s Certificate of Incorporation, (ii) Buyer’s Bylaws, (iii) the resolutions of Buyer’s Board of Directors approving this Agreement and the transactions contemplated hereby, and (iv) the resolutions of Buyer’s shareholders approving this Agreement and the transactions contemplated hereby.

ARTICLE VIII

Indemnification

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date (the “Expiration Date”); provided, that the representations and warranties in Section 4.01, Section 4.02, the first sentence of Section 4.08, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, the representations and warranties in Section 4.18 (but only as to which Buyer’s Losses exceed $100,000) shall survive for four (4) years following the Closing, and the representations and warranties in Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) that would apply to Third Party Claims regarding the subject matter of such representations and warranties plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved; provided, that no claim may be asserted against any party for a breach of a representation and warranty unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth.

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Section 8.02         Indemnification By Sellers and Members. Subject to the other terms and conditions of this ARTICLE VIII, Sellers and Members shall jointly and severally indemnify and defend Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of (but without duplication):

(a)          any inaccuracy in or breach of any of the representations or warranties of Sellers, as of the Initial Disclosure Date and as of the Closing Date, contained in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement, the Call Option Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement, the Call Option Agreement or any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement; or

(c)          any Excluded Asset or any Excluded Liability, provided that any claims for indemnification with regard to the Excluded Liabilities set forth in Section 2.04(g) shall be subject to the same indemnification limitations applicable to inaccuracies or breaches of the representations and warranties set forth in Section 4.18.

Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Sellers and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of (but without duplication):

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer, as of the Initial Disclosure Date and as of the Closing Date contained in this Agreement, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, the Bill of Sale, the Assignment and Assumption Agreement or the License Agreement;

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(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement or the Call Option Agreement; or

(c)          any Assumed Liability or Purchased Asset.

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Sellers and Members shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $157,500 (the “Basket”), in which event Sellers and Members shall only be liable for any such Losses in excess of the Basket. Representations and warranties in Article IV that are qualified by the terms “material” or “Material Adverse Effect”, or other terms of similar impact or effect, shall be read without regard to such terms (i.e., as if such words were deleted from such representation or warranty), and if the Losses in respect of any breach of any such representation and warranty (as so modified) do not exceed $15,750, such Losses will not count toward the Basket or otherwise be indemnified; provided that if the aggregate amount of all such Losses exceeds $50,000, then all such Losses (including the first $50,000 of such Losses) shall count toward the Basket, but Sellers and Members shall be liable solely for the extent of Losses in excess of the Basket.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be liable for any such Losses in excess of the Basket.

(c)          In no event shall the aggregate amount of indemnity required to be paid by Sellers and Members pursuant to Section 8.02(a) or by Buyer pursuant to Section 8.03(a) exceed $1,570,000 (the “Cap”); provided, that the Cap shall not apply with respect to a breach of any representation or warranty in Section 4.01, Section 4.02, the first sentence of Section 4.08, Section 4.19, Section 4.21, Section 4.23, Section 5.01 or Section 5.02. Without limiting the applicability of the previous sentence, the aggregate liability of Seller for Losses arising out of, resulting from, or relating to (i) Section 8.02(a) or (ii) fraud, shall be limited to the Purchase Price.

(d)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, the first sentence of Section 4.08, Section 4.18, Section 4.19, Section 4.21, Section 4.23, Section 5.01 or Section 5.02.

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(e)          For the avoidance of doubt, the limitations set forth in Section 8.04(a), Section 8.04(b), and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of Sections 8.02(b) or (c).

(f)          The parties shall cooperate with each other to resolve any claim, Liability or Loss with respect to which one party is obligated to indemnify the other party hereunder, including making commercially reasonable efforts to resolve such claim, Liability or Loss. For any indemnifiable claim hereunder, (i) the recovery by the Indemnified Party shall be limited to the amount of actual out-of-pocket indemnifiable Losses sustained by such Indemnified Party and (ii) the Indemnified Party shall seek indemnification from any then-available third party insurance coverage. For all purposes of this ARTICLE VIII, “Losses” shall be net of any third party insurance proceeds or any indemnity, contributions or other similar payment actually paid to the Indemnified Party or its Affiliates in connection with the facts giving right to the right of indemnification (provided that Buyer shall be under no obligation to initiate any legal proceedings to obtain such payments).

(g)          In any case where a Buyer Indemnitee recovers from third Persons any amount in respect of a matter with respect to which Seller have made an indemnification payment to such Buyer Indemnitee pursuant to this Agreement, such Buyer Indemnitee shall promptly pay over to Sellers the amount so recovered (after deducting therefrom the full amount of the expenses incurred by the Buyer Indemnitee in procuring such recovery), and any amount expended by Sellers in pursuing or defending any claim arising out of such matter, but not in excess of the amount of the indemnification payment previously paid by Sellers to or on behalf of such Buyer Indemnitee in respect of such matter.

(h)          Notwithstanding anything contained in the Transaction Documents to the contrary, no Buyer Indemnitee may recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

(i)          Notwithstanding the foregoing or anything else contained herein, subject to the proviso in Section 8.09, if the Closing occurs, Buyer Indemnitees shall be indemnified for any Losses incurred by them as a result of any breaches in any representations and warranties herein, in the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement, the Call Option Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, or any changes in facts or circumstances covered by Sellers’ representations and warranties set forth in any representations and warranties herein, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement, the Call Option Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, that occur between the Initial Disclosure Date and the Closing Date, except for changes that occur in the ordinary course of business in (i) the list of Sellers’ Inventory set forth in Section 4.12 of the Disclosure Schedule, (ii) the list of Sellers’ Material Customers set forth in Section 4.14(a) of the Disclosure Schedule and (iii) the list of Sellers’ Material Suppliers set forth in Section 4.14(b) of the Disclosure Schedule. For the avoidance of doubt, the indemnification set forth in this Section 8.04(i) shall apply even if Seller’s representations and warranties set forth in Article IV, as supplemented by Schedule Updates, are complete and correct as of the Closing Date.

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Section 8.05         Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives written notice of the threat, assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (and in any event, prior to the Expiration Date), provided, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days following the Indemnifying Party’s receipt of notice of a Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that involves any criminal or quasi-criminal legal proceeding to which the Indemnified Party is a party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party, provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing within the 30-day period noted above of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnified Party and the Indemnifying Part shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim and shall at all times use reasonable best efforts to keep the other party reasonably apprised of the status of any matter the defense of which they are maintaining.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation or restriction on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to respond to such firm offer within ten (10) days after its receipt of notice and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (in any event, prior to the Expiration Date, if applicable), provided that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII:

(a)          If the Indemnifying Party is Buyer, Buyer shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should Buyer not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of Buyer or a final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)          If the Indemnifying Party is a Seller or Member, such indemnification obligations shall be satisfied (i) first, from the Escrow Amount that is being held in escrow pursuant to the Escrow Agreement, (ii) second, if the indemnifiable Losses exceed such portion of the Escrow Amount (or if no portion of the Escrow Amount is then being held in escrow) the remaining indemnifiable Losses shall be paid by delivery to Buyer from escrow of all or a portion of the Buyer Stock purchased by HH pursuant to the Securities Purchase Agreement, valued as set forth in Section 8.07 and (iii) lastly, if the indemnifiable Losses exceed such portion of the Escrow Amount and the value of the Buyer Stock at the time any payment pursuant to this Section 8.06 is being made, the remaining indemnifiable Losses shall be paid jointly and severally by Sellers and the Members.

(c)          On the date that is six (6) months following the Closing Date, Buyer and Sellers shall jointly instruct the Escrow Agent, in accordance with the Escrow Agreement, to release one-half (1/2) of the then remaining Escrow Amount from such escrow, except the Escrow Agent shall retain an amount equal to the aggregate amount of all unsatisfied or disputed claims for Losses specified in the written notices for Third Party Claims and/or Direct Claims delivered to Sellers as an Indemnifying Party pursuant to Section 8.05. On the Expiration Date, Buyer and Sellers shall jointly instruct the Escrow Agent, in accordance with the Escrow Agreement, to release the remaining funds held in such escrow, except the Escrow Agent shall retain an amount equal to the aggregate amount of all unsatisfied or disputed claims for Losses specified in the written notices for Third Party Claims and/or Direct Claims delivered to Sellers as an Indemnifying Party pursuant to Section 8.05. Any portion of such escrow fund retained for unresolved claims shall be released by the Escrow Agent upon their resolution in accordance with this ARTICLE VIII and the terms of the Escrow Agreement.

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Section 8.07         Valuation of Buyer Stock. Any claim for indemnification of Losses suffered by Buyer or a Buyer Indemnitee that is to be satisfied by delivery of shares of the Buyer Stock, shall be satisfied by the delivery to Buyer of such number of shares of Buyer’s Stock that, multiplied by $2.29, equals the amount of the Losses.

Section 8.08         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.09         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party and the Indemnified Party’s right to indemnification with respect to breaches thereof, shall not be affected or deemed waived by (a) reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or (b) by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether the Indemnifying Party cured any defects in any such representations and warranties by providing any Schedule Updates (as defined in the Call Option Agreement) or (c) by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be; provided, that Sellers shall have no post-Closing liability for any breach of any representation or warranty in Article IV if (i) Buyer had knowledge of such breach prior to the Option Exercise Date and Buyer exercised the Call Option, or (ii) Buyer had knowledge of a Material Adverse Effect and waived the closing condition provided in Section 7.02(d).

Section 8.10         Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud), for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief which any Person shall be entitled or to seek any remedy on account of any party’s fraud.

ARTICLE IX

Termination

Section 9.01         Termination. Subject to the terms of the Call Option Agreement and this Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Sellers and Buyer;

(b)          by Buyer by written notice to Sellers, if: (i) if all of the conditions (except for such conditions which have been waived by Sellers or may only be satisfied by Buyer on the Closing Date) set forth in Section 7.01 and Section 7.03 have been satisfied, and Buyer is not then in material breach of any provision of this Agreement, and (ii) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or Members pursuant to this Agreement that would give rise to a failure of any of the conditions specified in Section 7.02, and such breach, inaccuracy or failure has not been cured by Sellers or Members within forty (40) days of Sellers’ receipt of written notice of such breach from Buyer;

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(c)          by Sellers by written notice to Buyer if: (i) if all of the conditions (except for such conditions which have been waived by Buyer or may only be satisfied by Sellers or Members on the Closing Date) set forth in Section 7.01 and Section 7.02 have been satisfied, and no Seller or Member is then in material breach of any provision of this Agreement, and (ii) there has been a breach, inaccuracy in or failure to perform any representation, warranty or agreement made by Buyer pursuant to this Agreement that would give rise to a failure of any of the conditions specified in Section 7.03, and such breach, inaccuracy or failure has not been cured by Buyer within forty (40) days of Buyer’s receipt of written notice of such breach from Sellers;

(d)          by Buyer, or Sellers, in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(e)          by Buyer, if all of the conditions (except for such conditions which have been waived by Buyer or may only be satisfied by Sellers or Members on the Closing Date) set forth in Section 7.01 and Section 7.02 have not been satisfied by no later than forty-five (45) days from the date hereof; or

(f)          by Sellers, if all of the conditions (except for such conditions which have been waived by Seller or may only be satisfied by Buyer on the Closing Date) set forth in Section 7.01 and Section 7.03 have not been satisfied by no later than forty-five (45) days from the date hereof.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this ARTICLE IX, Section 6.06, Section 6.11 and ARTICLE X hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof or fraud.

ARTICLE X

Miscellaneous

Section 10.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, except as set forth in the letter, dated July 7, 2014, from “Nutricap LLC” to Buyer.

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Section 10.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of receipt by recipient) or (d) when received, if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to any Seller or Member:	Nutricap Labs, LLC
70 Carolyn Blvd.
Farmingdale, NY 11735
	Facsimile:	(800) 658-3043
E-mail: Jon@nutricaplabs.com
Attention: Jonathan Greenhut

with a copy to (which copy shall	Kramer Levin Naftalis & Frankel LLP
not constitute notice):	1177 Avenue of the Americas
New York, New York 10036
	Facsimile:	(212) 715-8453
	E-mail:	jmoriarty@kramerlevin.com
	Attention:	James J. Moriarty

If to Buyer:	Twinlab Consolidation Corporation
632 Broadway, Suite 201
New York, New York 10012
	Facsimile:	(212) 505-5413
	E-mail:	rneuwirth@twinlab.com
	Attention:	General Counsel

with a copy to (which copy shall	Goodwin Procter LLP
not constitute notice):	The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
	Facsimile:	(212) 355-3333
	E-mail:	tmeriam@goodwinprocter.com
	Attention:	Thomas C. Meriam

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Section 10.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. For the avoidance of doubt, this Agreement supersedes and replaces in its entirety that certain Asset Purchase Agreement, dated as of December 20, 2014, by and between the parties hereto.

Section 10.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers or the Members, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 10.08         No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09         Amendment and Modification; Waiver. This Agreement may only be amended or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13         Effectiveness. This Agreement shall not be considered effective until the Option Exercise Date and no party will have any obligation under this Agreement until the Option Exercise Date; provided, however, that upon the Option Exercise Date, this Agreement, together with the Disclosure Schedules attached hereto, dated as of the Initial Disclosure Date, shall be automatically effective without any further action by any of the parties to this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLERS:

NUTRICAP LABS, LLC

By:	/s/ Jonathan Greenhut
Name: Jonathan Greenhut
Title: Manager

VITACAP LABS, LLC

By:	/s/ Jonathan Greenhut
Name: Jonathan Greenhut
Title: Manager

MEMBERS:

CANYON MARKETING V, LLC

By:	/s/ Jonathan Greenhut
Name: Jonathan Greenhut
Title: Manager

CANYON MARKETING III, LLC

By:	/s/ Jonathan Greenhut
Name: Jonathan Greenhut
Title: Manager

CANYON MARKETING II, INC.

By:	/s/ Jonathan Greenhut
Name: Jonathan Greenhut
Title: President

[Signature Page to Asset Purchase Agreement]

BUYER:

TCC CM SUBCO I, INC.

By:	/s/ Richard H. Neuwirth
Name: Richard H. Neuwirth
Title: Executive Vice President, Chief Legal Officer and Secretary

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the understanding that Buyer is relying hereon in entering into the above Asset Purchase Agreement, the undersigned, being a direct or indirect owner of the Members, hereby agrees to be personally bound by those same restrictions Sellers and Members are bound by in Section 6.03, Section 6.07 and Section 6.06. For the avoidance of doubt neither the undersigned nor any trusts or other entities established by the undersigned, for estate planning purposes, shall have any personal Liability other than (i) as set forth in the preceding sentence and (ii) fraud.

/s/ Jonathan Greenhut
Jonathan Greenhut

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Form of Escrow Agreement

(attached)

EXHIBIT B

Excluded Liabilities to be Satisfied at Closing

The Senior Debt.

EXHIBIT C

Form of Transition Services Agreement

(attached)

EXHIBIT D

Form of Bill of Sale

(attached)

EXHIBIT E

Form of Assignment and Assumption Agreement

(attached)

EXHIBIT F

Form of License Agreement

(attached)

EXHIBIT G

Form of First Promissory Note

(attached)

EXHIBIT H

Form of Second Promissory Note

(attached)